Exhibit 10.55

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between Matthew J. Hogan (“Employee”) and Ciphergen Biosystems, Inc. (“Company”) (collectively referred to as the “Parties”).

RECITALS

WHEREAS, Employee has been employed by the Company as its Chief Financial Officer;

WHEREAS, the Company and Employee entered into a Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into those certain Stock Option Agreements listed on Exhibit A hereto (the “Options”) granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 2000 Stock Plan, the 1993 Stock Option Plan, and the Stock Option Agreement (the “Stock Agreements”);

WHEREAS, Employee has voluntarily resigned from his employment with the Company, effective as of March 22, 2006 (the “Resignation Date”);

WHEREAS, Employee wishes to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that he may have against the Company, including, but not limited to, any and all claims arising or in any way related to his employment with, or separation from, the Company;

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

A.                                   Consulting Period. Employee hereby resigns as the Company’s Chief Financial Officer as of the Resignation Date, provided that the Employee agrees to remain with the Company from the Resignation Date through the earlier of (i) six (6) months following the Effective Date or (ii) until Employee becomes a full-time employee of another company or entity (the “Consulting Period”). Additionally, upon the mutual consent of Company and Employee, the Company may extend the term of the Consulting Period, for which Employee will continue to be paid his current base rate of pay (and shall not be entitled to any other benefits for such period). During the Consulting Period Employee shall be required to provide such services as reasonably requested by the then current Chief Executive Officer, up to three (3) days per week, including, but not limited to, assisting with the preparation and filing of the Company’s financial statements and periodic reports, budgeting and strategic planning, investor relations, and providing assistance with pending litigation against the

Company (including attending depositions and serving as a witness for the Company for any trial) (the “Consulting Services”) with any and all reasonable out-of-pocket expenses reimbursed by the Company. Nothing in this Agreement shall in any way be construed to constitute Employee as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Employee is not authorized to bind the Company to any liability or obligation or to represent that Employee has any such authority. Employee agrees that, during the Consulting Period, he will not, without the prior written consent of the Company, (i) serve as a partner, consultant, officer, director, manager, agent, associate, investor, or (ii) directly or indirectly, own, purchase, organize, or (iii) build, design, finance, acquire, lease, operate, manage, invest in, work or consult for or otherwise affiliate himself with any business, in direct competition with or otherwise similar to the Company’s products or services.

B.                                     Consideration. The Company agrees to make payments to Employee, at his current base rate of pay, less applicable withholding, until the earlier of (i) six (6) months following the Resignation Date, or (ii) until Employee becomes a full-time employee of another company or entity (the “Payment Period”), in accordance with the Company’s regular payroll practices. Except as expressly set forth herein, during the Payment Period, Employee will not be entitled to accrual of any employee benefits, including, but not limited to, vacation benefits or bonuses.

1.                                       Stock. The Employee will continue to be a “Service Provider,” as such term is defined in the Stock Agreements, and Employee’s Options will continue to vest for so long as the Employee is providing services to the Company in accordance with this Agreement. The shares subject to the Options shall otherwise continue to be governed by the terms and conditions of the Stock Option Agreements.

2.                                       Benefits. The Company shall reimburse Employee for the payments Employee makes for medical, dental and vision insurance coverage for himself and currently covered dependents, consistent with Employee’s prior rate of coverage and cost to Employee (including related administrative fees), under the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) during the Payment Period, provided (i) Employee timely elects and pays for COBRA coverage, and (ii) Employee shall continue to be responsible for employee-paid deductibles, co-pays, and the like. Payments made to the Employee for COBRA coverage under this section shall be reported to the Employee on Form 1099’s that the Company issues to employee in connection with providing the services set forth under Section A hereof. Except as set forth expressly herein, Employee has ceased accruing all other employee benefits, including, but not limited to, vacation time and paid time off, short-term and long-term disability insurance and workers compensation as of the Resignation Date.

3.                                       Death or Disability. In the event of Employee’s Death, then Employee shall no longer be entitled to any continued payments or other benefits set forth hereunder.

C.                                     Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all of the Company’s property and confidential and proprietary information in his possession to the Company at the end of the Consulting Period.

D.                                    Payment of Salary. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee as of the Resignation Date.

E.                                      Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee has, on behalf of himself and his respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever releases the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

1.                                       any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

2.                                       any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

3.                                       any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

4.                                       any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

5.                                       any and all claims for violation of the federal, or any state, constitution;

6.                                       any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

7.                                       any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

8.                                       any and all claims for attorneys’ fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

The Parties acknowledge and agree that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and, in the event of breach by Employee, shall entitle the Company immediately to recover and cease the benefits provided to Employee under this Agreement.

F.                                      Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

(a)                                  he should consult with an attorney prior to executing this Agreement;

(b)                                 he has up to twenty-one (21) days within which to consider this Agreement;

(c)                                  he has seven (7) days following his execution of this Agreement to revoke the Agreement;

(d)                                 this Agreement shall not be effective until the revocation period has expired; and

(e)                                  nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

G.                                     Civil Code Section 1542. Employee represents that he is not aware of any claim other than the claims that are released by this Agreement. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

H.                                    No Pending or Future Lawsuits. The Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. The Employee also represents that he does not intend to bring any claims on his behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

I.                                         Confidentiality. The Parties acknowledge that their agreement to keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. The Parties hereto agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Company or employee’s employment with the Company except as otherwise provided for in this Agreement (hereinafter collectively referred to as “Settlement Information”). The Parties agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties agree to take every precaution to disclose Settlement Information only to those attorneys, accountants, governmental entities (including any required filings with the Securities and Exchange Commission), and family members who have a reasonable need to know of such Settlement Information. The Parties agree that if a party proves that the other party breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action without regard to whether the actual damages can be established from the breach.

J.                                        No Cooperation. Each Party agrees it will not act in any manner that might damage the other party. The Parties agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other party and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. The Parties further agree both to immediately notify the other party upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the other party.

K.                                    Non-Disparagement. Each party agrees to refrain from any defamation, libel or slander of the other, or tortious interference with the contracts and relationships of the other. All inquiries by potential future employers of Employee will be directed to Human Resources. Upon inquiry, the Company shall only state the following:  Employee’s last position and dates of employment. The Company’s obligations under this section extend only to then current executives, officers, members of the Board of Directors, and managing agents, and only for so long as those individuals are employees and/or directors of the Company.

L.                                      Non-Solicitation. Employee agrees that, commencing on the Resignation Date and continuing for a period of twelve (12) months following the date Employee ceases to serve as a consultant pursuant to Section A hereunder, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.

M.                                 No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be: (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

N.                                    No Knowledge of Wrongdoing. Employee represents that he has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

O.                                    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.

P.                                      Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

Q.                                    Indemnification. Each party agrees to indemnify and hold harmless the other party from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the non-breaching party arising out of the breach of this Agreement by the other party, or from any false representation made herein by the other party, or from any action or proceeding which may be commenced, prosecuted or threatened by the other party or for that party’s benefit, upon that party’s initiative, or with that party’s aid or approval, contrary to the provisions of this Agreement. Each party further agrees that in any such action or proceeding, this Agreement may be pled by a party as a complete defense, or may be asserted by way of counterclaim or cross-claim.

The Company acknowledges the continued applicability of Employee’s officer and director Indemnification Agreement by and between Company and Employee (the “Indemnification Agreement”).

R.                                     Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.

S.                                      Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

T.                                     No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

U.                                    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

V.                                     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement and the Stock Agreements.

W.                                No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

X.                                    No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

Y.                                     Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the State of California.

Z.                                     Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

AA.                         Application for Employment. Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees that he will not apply for employment with the Company, its subsidiaries or related companies, or any successor.

BB.                             Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

CC.                             Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

DD.                           Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

1.                                       they have read this Agreement;

2.                                       they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

3.                                       they understand the terms and consequences of this Agreement and of the releases it contains; and

4.                                       they are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CIPHERGEN BIOSYSTEMS, INC.

Dated: March 22, 2006	By	Gail S. Page /s/
Gail S. Page,
President and Chief Executive Officer

MATTHEW J. HOGAN, an individual

Dated: March 22, 2006		Matthew J. Hogan /s/

EXHIBIT A

Stock

Grant Date	Shares	Exercise Price

9/7/2000	86,000	$3.488

2/8/2001	12,000	8.500

6/20/2001	20,000	6.080

6/6/2002	30,000	4.530

2/13/2003	35,000	4.350

3/3/2004	50,000	8.510

2/9/2005	40,000	2.960

8/5/2005	20,000	2.190